Exhibit 99.1

FOR IMMEDIATE RELEASE

Silver Run Acquisition Corporation II Announces Approximately $1,042 million in Trust to Complete Business Combination

HOUSTON, TX, February 5, 2018 – Silver Run Acquisition Corporation II (“Silver Run II”) (NASDAQ: SRUN, SRUNU, SRUNW) today announced that, in connection with its proposed business combination with Alta Mesa Holdings, LP (“Alta Mesa”) and Kingfisher Midstream, LLC (“Kingfisher”), it will have approximately $1,042 million in its trust account to complete the business combination. No redemption back-stop was required.

James T. Hackett, Chief Executive Officer of Silver Run II, commented, “We are very pleased by the support from the shareholders of Silver Run II. The balance sheet of Alta Mesa Resources, Inc. will be strong and consistent with our announcement of the transaction last year. We are excited to take the final step toward closing the transaction on February 9, 2018 and beginning operations as Alta Mesa Resources, Inc.”

The special meeting of Silver Run II’s stockholders relating to the business combination will be held at 9:00 a.m., New York time, on February 6, 2018 at the offices of Latham & Watkins LLP, 885 3rd Avenue, New York, New York 10022. Silver Run II expects the business combination to close on February 9, 2018, subject to the satisfaction of customary closing conditions, including the approval of the business combination by Silver Run II’s stockholders at the special meeting.

About Silver Run II

Silver Run II is an energy-focused special purpose acquisition company formed by an affiliate of Riverstone Holdings LLC (“Riverstone”) for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Silver Run II’s strategy is to identify, acquire and, after its business combination, build a company in the energy industry that complements the experience of its management team and can benefit from their operational experience and expertise.

About Alta Mesa

Alta Mesa is an independent exploration and production company focused on the development and acquisition of unconventional oil and natural gas reserves in the Anadarko Basin.

About Kingfisher

Kingfisher was formed by HPS Investment Partners, LLC (“HPS”) and ARM Energy Holdings, LLC (“ARM”) to provide certain midstream energy services, including crude oil and gas gathering, processing and marketing to producers of natural gas, natural gas liquids, crude oil and condensate in the STACK Play region of Oklahoma.

About ARM

ARM is a private Delaware limited liability company. ARM is a producer services company operating in the physical marketing, trading and midstream sectors. Additionally, ARM provides hedging advisory services to over 130 upstream companies.

About Riverstone

Riverstone is an energy and power-focused private investment firm founded in 2000 by David M. Leuschen and Pierre F. Lapeyre, Jr. with over $37 billion of capital raised. Riverstone conducts buyout and growth capital investments in the exploration & production, midstream, oilfield services, power, and renewable sectors of the energy industry. With offices in New York, London, Houston, and Mexico City, Riverstone has committed over $36 billion to more than 130 investments in North America, Latin America, Europe, Africa, Asia, and Australia.

About HPS

HPS is a leading global investment firm with a focus on non-investment grade credit. Established in 2007, HPS has approximately 100 investment professionals and over 200 total employees, and is headquartered in New York with ten additional offices globally. HPS was originally formed as a unit of Highbridge Capital Management, LLC (“Highbridge”), a subsidiary of J.P. Morgan Asset Management (“J.P. Morgan”), and formerly known as Highbridge Principal Strategies, LLC. In March 2016, the principals of HPS acquired the firm from J.P. Morgan, which retained Highbridge’s hedge fund strategies. As of January 2018, HPS had approximately $44 billion of assets under management and since inception has invested over $4 billion in the energy and power industries.

About Bayou City Energy Management LLC

Bayou City Energy Management LLC (“BCE”) is a private equity firm founded in 2015 to focus on making investments in the North American upstream oil and gas sector. BCE targets privately negotiated investments through two complementary strategies: providing buyout and growth equity capital for operators with current production and exploitable upside, and partnering with operators to provide dedicated drilling capital in off-balance sheet structures.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about: the parties’ ability to effect the business combination; the benefits of the business combination; the future financial performance of Silver Run II following the business combination; and changes in Alta Mesa’s and Kingfisher’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the parties’ views as of any subsequent date, and Silver Run II, Alta Mesa and Kingfisher do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements.

No Offer or Solicitation

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination and other transactions described herein or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information For Investors and Stockholders

In connection with the proposed business combination, Silver Run II has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on January 19, 2018, and has mailed such definitive proxy statement to Silver Run II stockholders as of January 22, 2018, the record date for the special meeting. Silver Run II stockholders and other interested persons are advised to read the definitive proxy statement in connection with Silver Run II’s solicitation of proxies for the special meeting of stockholders to be held to approve the proposed business combination because the definitive proxy statement contains important information about the proposed business combination and related matters. Stockholders may also be able to obtain copies of the definitive proxy statement, without charge, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

Silver Run II and its directors and officers may be deemed participants in the solicitation of proxies of Silver Run II stockholders in connection with the proposed business combination. Silver Run II stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Silver Run II in its Registration Statement on Form S-1 initially filed with the SEC on March 2, 2017. Additional information is available in the definitive proxy statement, which was filed with the SEC on January 19, 2018.

Contact:

Silver Run Acquisition Corporation II

Jeffrey Taufield / Daniel Yunger

Kekst

(212) 521-4800

Alta Mesa Holdings, LP

Lance L. Weaver

(281) 943-5597

lweaver@altamesa.net

SOURCE: Silver Run Acquisition Corporation II and Alta Mesa Holdings, LP

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